EXHIBIT 99.1

Piedmont Office Realty Trust Reports Fourth Quarter and Annual 2019 Results
ATLANTA, February 4, 2020--Piedmont Office Realty Trust, Inc. ("Piedmont" or the "Company") (NYSE:PDM), an owner of Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets, today announced its results for the quarter and year ended December 31, 2019.

Highlights for the Quarter and Year Ended December 31, 2019:

•Reported net income applicable to common stockholders of $162.5 million, or $1.29 per diluted share, and $229.3 million, or $1.82 per diluted share, for the quarter and year ended December 31, 2019, respectively, as compared with $45.4 million, or $0.35 per diluted share, and $130.3 million, or $1.00 per diluted share, for the quarter and year ended December 31, 2018, respectively.
•Achieved Core Funds From Operations ("Core FFO") of $0.46 and $1.79 per diluted share for the quarter and year ended December 31, 2019, respectively.
•Completed approximately 867,000 square feet of leasing during the quarter ended December 31, 2019, including the 520,000 square foot renewal and expansion of one of the Company's largest tenants, the State of New York at 60 Broad Street in New York City, bringing total leasing for the year to 2.3 million square feet.
•Reported an approximately 7.4% and 23.2% roll up in cash and accrual rents, respectively, on executed leases for space vacant one year or less for the quarter ended December 31, 2019 and a 9.8% and a 21.6% roll up in cash and accrual rents, respectively, on executed leases for space vacant one year or less for the year ended December 31, 2019.
•Reported an 8.2% and 5.2% increase in Same Store NOI-Cash Basis and Same Store NOI - Accrual Basis, respectively, for the quarter ended December 31, 2019, as compared to the quarter ended December 31, 2018 and a 5.7% and 2.5% increase in Same Store NOI-Cash Basis and Same Store NOI - Accrual Basis, respectively, for the year ended December 31, 2019, as compared to the year ended December 31, 2018.
•During the quarter ended December 31, 2019, completed the sale of 500 West Monroe Street, a 46-story, approximately 967,000 square foot, 100% leased, trophy office building located in the West Loop submarket of downtown Chicago, IL for a gross sales price of $412 million, or $426 psf, which resulted in the recognition of a gain on sale of real estate assets of approximately $158 million during the fourth quarter.

Subsequent to December 31, 2019:

•Entered into a binding contract to acquire a 1.4 million square foot project located in Dallas, TX for approximately $400 million. The transaction is expected to close during the first quarter of 2020. It will be initially funded using the Company's $500 million line of credit and ultimately is expected to be largely funded through the disposition of 1901 Market Street in Philadelphia, PA.

Commenting on the quarter's results, Brent Smith, President and Chief Executive Officer, said, "2019 was a phenomenal year for Piedmont. We completed several key acquisitions which allowed us to gain control of the entire 2.1 million square foot Atlanta Galleria office development. Those acquisitions were funded by the sale of two of our more mature assets in non-strategic markets, including the sale during the fourth quarter of 500 West Monroe Street in Chicago, and demonstrate our ability to monetize assets which have maximized their growth potential in our portfolio and redeploy the proceeds accretively into our targeted sub-markets. Leasing activity for the year was an impressive 2.3 million square feet and resulted in strong current, and what we believe, will be future rent growth. During the fourth quarter we successfully completed an approximately 20-year renewal of one of our largest tenants, State of New York, for more space and at better economics than we originally anticipated. Further, we are very excited about the start we are seeing for 2020 with a significant acquisition planned in Dallas and continued leasing momentum across the portfolio."

Results for the Quarter ended December 31, 2019

Piedmont recognized net income applicable to common stockholders for the three months ended December 31, 2019 of $162.5 million, or $1.29 per diluted share, as compared with $45.4 million, or $0.35 per diluted share, for the three months ended December 31, 2018. The increase in the current quarter's results was almost entirely a result of the recognition of approximately $157.6 million in gain on sale of real estate assets primarily associated with the sale of 500 West Monroe Street in downtown Chicago as compared with a $30.5 million gain on sale of real estate assets during the three months ended December 31, 2018. The current quarter's results also included a $7.0 million loss on impairment of real estate assets associated with a change in hold period assumption for a non-strategic building in New Jersey during the quarter.
Funds From Operations ("FFO") and Core FFO, which remove the impact of the gains on sale and impairment loss mentioned above, as well as depreciation and amortization, were both $0.46 per diluted share for the three months ended December 31, 2019, as compared with $0.45 per diluted share for the three months ended December 31, 2018, reflecting the commencement of certain significant leases during the fourth quarter of 2019 as well as net transactional activity since October 1, 2018.

Per share results were also favorably impacted by an approximately 2.5 million share decrease in the Company's weighted average shares outstanding for the three months ended December 31, 2019 as a result of stock repurchase activity occurring primarily in late 2018 and into early 2019.

Total revenues and property operating costs were $134.2 million and $52.6 million, respectively, for the three months ended December 31, 2019, compared to $137.2 million and $55.2 million, respectively, for the fourth quarter of 2018, with both line items reflecting the commencement of new leases, the expiration of abatements, and net transactional activity during the year ended December 31, 2019. General and administrative expense was $8.2 million for the fourth quarter of 2019 comparable to the same period in 2018.

Results for the Year ended December 31, 2019

Piedmont recognized net income applicable to common stockholders for the year ended December 31, 2019 of $229.3 million, or $1.82 per diluted share, as compared with net income of $130.3 million, or $1.00 per diluted share, for the year ended December 31, 2018. The year ended December 31, 2019 included approximately $188.1 million, or $1.49 per diluted share, of gains on sales of real estate assets net of impairment losses, whereas the prior year included approximately $75.7 million, or $0.58 per diluted share, of gains on sales of real estate assets.

Funds From Operations ("FFO") which removes the impact of the gains on sales of real estate assets and impairment charges mentioned above (as well as depreciation and amortization), was $1.77 per diluted share for the year ended December 31, 2019, as compared with $1.72 per diluted share for the year ended December 31, 2018, with the increase driven by higher average occupancy during the year ended December 31, 2019 and net transactional activity during the two years ended December 31, 2019, offset by higher general and administrative expense as described below.

Core FFO, which further removes $3.2 million of non-recurring expenses associated with the senior management transition that occurred on June 30, 2019 and a $1.7 million loss on early extinguishment of debt during the year ended December 31, 2018, was $1.79 for the year ended December 31, 2019, as compared with $1.73 for the year ended December 31, 2018, with the increase primarily driven by the same items described above.

Per share results were also favorably impacted by an approximately 4.5 million share decrease in the Company's weighted average shares outstanding for the year ended December 31, 2019 as a result of stock repurchase activity occurring primarily during 2018.

Total revenues and property operating costs were $533.2 million and $211.4 million, respectively, for the year ended December 31, 2019, compared with $526.0 million and $209.3 million, respectively, for the year ended December 31, 2018, with both line items reflecting the commencement of new leases, the expiration of abatements, and net transactional activity during the two years ended December 31, 2019.
Current year results also reflect increased amortization expense related to intangible assets associated with the recent acquisitions of Galleria 100, 400, and 600 and higher general and administrative expense associated with increased accruals for potential performance-based equity compensation as a result of the Company's relative stock performance during the year ended December 31, 2019, as well as non-recurring expenses related to the senior management transition that occurred on June 30, 2019.

Leasing Update

During the three months ended December 31, 2019, Piedmont completed approximately 867,000 square feet of leasing across its portfolio, bringing total year to date leasing to approximately 2.3 million square feet. The fourth quarter's executed leases for recently occupied space reflected a 7.4% roll up in cash rents and 23.2% increase in accrual rents. The largest lease executed during the fourth quarter was the previously announced 20-year renewal and expansion with the State of New York at 60 Broad Street in New York City which totaled approximately 520,000 square feet. Other significant leasing highlights during the quarter include the following:

•In Orlando: Orange County Florida renewed approximately 49,000 square feet at 200 South Orange Avenue, and Foundry Commerial, LLC signed a new lease for approximately 24,000 square feet at CNL Center II;
•In Minneapolis: Cherne Contracting Corporation signed a new lease for approximately 32,000 square feet at Norman Pointe I;
•In Washington: Leidos, Inc renewed approximately 27,000 square feet at 400 Virginia Avenue;
•In Dallas: Drees Custom Homes, LP renewed approximately 18,000 square feet at 161 Corporate Center; and,

•In Atlanta: Crawford Investment Council, Inc. signed a renewal and expansion totaling approximately 17,000 square feet at Galleria 600, and Southern Communications Services, Inc. renewed approximately 16,000 square feet at Glenridge Highlands One.

As of December 31, 2019, the Company's reported leased percentage and weighted average remaining lease term were approximately 91% and 7.0 years, respectively, with approximately 1.0 million square feet of executed leases for vacant space yet to commence or under rental abatement. Same Store NOI ("SSNOI") increased 8.2% and 5.2% on a cash and accrual basis, respectively, for the three months ended December 31, 2019 as compared to the three months ended December 31, 2018. The increase in cash basis SSNOI was attributable to the expiration of lease abatements while the increase in accrual basis SSNOI was related to the commencement of leases with higher straight-line rents, including a 301,000 square foot lease at Enclave Place in Houston, TX, offset by down times between leases and lower overall occupancy levels. Details outlining Piedmont's largest upcoming lease commencements and expirations, the status of certain major leasing activity and a schedule of the largest lease abatements can be found in the Company's quarterly supplemental information package available at www.piedmontreit.com.

Transactional Update

As previously announced, during the three months ended December 31, 2019, Piedmont sold 500 West Monroe Street, a 46-story, approximately 967,000 square foot, 100% leased, trophy office building located in the West Loop submarket of downtown Chicago, IL for a gross sales price of $412 million, or $426 psf. Under the terms of the purchase and sale agreement, Piedmont will continue to manage the building for the buyer for an initial three year term. The transaction resulted in the recognition of an approximately $158 million gain on sale of real estate which is included in the fourth quarter's results of operations.

Subsequent to December 31, 2019, Piedmont entered into a binding contract to acquire a 1.4 million square foot project located in Dallas, TX for approximately $400 million. The transaction is expected to close during the first quarter of 2020. It will be initially funded using the Company's $500 million line of credit and ultimately is expected to be partially funded through the disposition of 1901 Market Street in Philadelphia, PA.

First Quarter 2020 Dividend Declaration

On February 4, 2020, the board of directors of Piedmont declared a dividend for the first quarter of 2020 in the amount of $0.21 per share on its common stock to stockholders of record as of the close of business on February 28, 2020, payable on March 20, 2020.

Guidance for 2020

Based on management's expectations, the Company is introducing guidance for the year ending

December 31, 2020 as follows:

(in millions, except per share data)	Low		High
Net Income	$43	-	$47
Add:
Depreciation	115	-	120
Amortization	82	-	85
NAREIT FFO and Core FFO applicable to common stock	$240	-	$252
NAREIT FFO and Core FFO per diluted share	$1.90	-	$2.00

These estimates reflect management's view of current market conditions and incorporate certain economic and operational assumptions and projections, including but not limited to: the acquisition of a 1.4 million square foot project in Dallas, TX and the disposition of 1901 Market Street. This financial guidance does not include the potential effects of any additional acquisition or disposition activity that may be completed during the year, nor does it include estimates for any gains or losses that may be incurred as a result of the potential sale of 1901 Market Street. Actual results could differ materially from these estimates based on a variety of factors, particularly the timing of any future acquisitions and dispositions, as well as other factors discussed under "Forward Looking Statements" below.

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to lease commencements and expirations, abatement periods, the timing of repairs and maintenance expenses, capital expenditures, capital markets activities, seasonal general and administrative expenses, accrued potential performance-based compensation expenses, and one-time revenue or expense events. In addition, the Company's guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), this release and the accompanying quarterly supplemental information as of and for the period ended December 31, 2019 contain certain financial measures that are not prepared in accordance with GAAP, including FFO, Core FFO, AFFO, Same Store NOI (cash and accrual basis), Property NOI (cash and accrual basis), EBITDAre, and Core EBITDA. Definitions and reconciliations of each of these non-GAAP measures to their most comparable GAAP metrics are included below and in the accompanying quarterly supplemental information.
Each of the non-GAAP measures included in this release and the accompanying quarterly supplemental financial information has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of the Company’s results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release and the accompanying quarterly supplemental information may not be comparable to similarly titled measures disclosed by other companies, including other REITs. The Company may also change the calculation of any of the non-GAAP measures included in this news release and the accompanying supplemental financial information from time to time in light of its then existing operations.

Conference Call Information

Piedmont has scheduled a conference call and an audio web cast for Wednesday, February 5, 2020 at 10:00 A.M. Eastern time. The live audio web cast of the call may be accessed on the Company's website at www.piedmontreit.com in the Investor Relations section. Dial-in numbers are (844) 369-8770 for participants in the United States and Canada and (862) 298-0840 for international participants. A replay of the conference call will be available through 10:00 A.M. Eastern time on February 19, 2020, and may be accessed by dialing (877) 481-4010 for participants in the United States and Canada and (919) 882-2331 for international participants, followed by conference identification code 57174. A web cast replay will also be available after the conference call in the Investor Relations section of the Company's website. During the audio web cast and conference call, the Company's management team will review fourth quarter and annual 2019 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly supplemental information as of and for the period ended December 31, 2019 can be accessed on the Company`s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, redeveloper, and operator of high-quality, Class A office properties located primarily in select sub-markets within seven major Eastern U.S. office markets. Its geographically-diversified, almost $5 billion portfolio is currently comprised of approximately 17 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). At the end of the fourth quarter, over 60% of the company’s portfolio was ENERGY STAR certified and approximately 35% was LEED certified. For more information, see www.piedmontreit.com.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company intends for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company`s performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "believe," "continue" or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include whether the Company will continue to experience leasing momentum across its various markets; whether the Company's leasing activity for the year ended December 31, 2019 will result in future rent growth; whether the anticipated acquisition of a 1.4 million square foot project in Dallas, TX will close; whether the sale of 1901 Market Street in Philadelphia, PA will occur; and the Company's estimated range of Net Income, Depreciation, Amortization, NAREIT FFO/Core FFO and NAREIT FFO/Core FFO per diluted share for the year ending December 31, 2020.

The following are some of the factors that could cause the Company`s actual results and its expectations to differ materially from those described in the Company`s forward-looking statements: economic, regulatory, socio-economic and/or technology changes (including accounting standards) that impact the real estate market generally, or that could affect patterns of use of commercial office space; the impact of competition on our efforts to renew existing leases or re-let space on terms similar to existing leases; changes in the economies and other conditions affecting the office sector in general and the specific markets in which we operate; lease terminations or lease defaults, particularly by one of our large lead tenants; adverse market and economic conditions, including any resulting impairment charges on both our long-lived assets or goodwill resulting therefrom; the success of our real estate strategies and investment objectives, including our ability to identify and consummate suitable acquisitions and divestitures; the illiquidity of real estate investments, including regulatory restrictions to which REITs are subject and the resulting impediment on our ability to quickly respond to adverse changes in the performance of our properties; the risks and uncertainties associated with our acquisition and disposition of properties, many of which risks and uncertainties may not be known at the time of acquisition or disposition; development and construction delays and resultant increased costs and risks; our real estate development strategies may not be successful; future acts of terrorism or armed hostilities in any of the major metropolitan areas in which we own properties, or future cybersecurity attacks against us or any of our tenants; costs of complying with governmental laws and regulations; additional risks and costs associated with directly managing properties occupied by government tenants; significant price and volume fluctuations in the public markets, including on the exchange which we listed our common stock; the effect of future offerings of debt or equity securities or changes in market interest rates on the value of our common stock; changes in the method pursuant to which the LIBOR rates are determined and the potential phasing out of LIBOR; uncertainties associated with environmental and other regulatory matters; potential changes in political environment and reduction in federal and/or state funding of our governmental tenants, including an increased risk of default by government tenants during periods in which state or federal governments are shut down or on furlough; any change in the financial condition of any of our large lead tenants; changes in the financial condition of our tenants directly or indirectly resulting from uncertainty surrounding the United Kingdom’s withdrawal from the European Union; the effect of any litigation to which we are, or may become, subject; changes in tax laws impacting REITs and real estate in general, as well as our ability to continue to qualify as a REIT under the Internal Revenue Code of 1986 (the “Code”); the future effectiveness of our internal controls and procedures; and other factors, including the risk factors discussed under Item 1A. of Piedmont’s Annual Report on Form 10-K for the year ended December 31, 2018.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and the Company does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Research Analysts/ Institutional Investors Contact:
Eddie Guilbert
770-418-8592
research.analysts@piedmontreit.com

Shareholder Services/Transfer Agent Services Contact:
Computershare, Inc.
866-354-3485
investor.services@piedmontreit.com

Piedmont Office Realty Trust, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2019	December 31, 2018

Assets:
Real estate assets, at cost:
Land	$506,389	$470,432
Buildings and improvements	3,122,795	2,839,640
Buildings and improvements, accumulated depreciation	(797,573)	(718,070)
Intangible lease assets	159,183	165,067
Intangible lease assets, accumulated amortization	(78,204)	(87,391)
Construction in progress	29,920	15,848
Real estate assets held for sale, gross	—	433,544
Real estate assets held for sale, accumulated depreciation and amortization	—	(102,476)
Total real estate assets	2,942,510	3,016,594
Cash and cash equivalents	13,545	4,571
Tenant receivables	8,226	10,800
Straight line rent receivables	151,118	136,762
Restricted cash and escrows	1,841	1,463
Prepaid expenses and other assets	25,427	24,691
Goodwill	98,918	98,918
Interest rate swaps	—	1,199
Deferred lease costs, gross	457,453	413,117
Deferred lease costs, accumulated depreciation	(182,281)	(176,919)
Other assets held for sale, gross	—	70,371
Other assets held for sale, accumulated depreciation	—	(9,138)
Total assets	$3,516,757	$3,592,429
Liabilities:
Unsecured debt, net of discount and unamortized debt issuance costs	$1,292,374	$1,495,121
Secured debt, incluseive of premiums and unamortized debt issuance costs	189,030	190,351
Accounts payable, accrued expenses, and accrued capital expenditures	117,496	93,739
Dividends payable	26,427	26,972
Deferred income	34,609	28,779
Intangible lease liabilities, less accumulated amortization	32,726	35,708
Interest rate swaps	5,121	839
Other liabilities held for sale	—	8,780
Total liabilities	1,697,783	1,880,289
Stockholders' equity :
Common stock	1,258	1,262
Additional paid in capital	3,686,398	3,683,186
Cumulative distributions in excess of earnings	(1,871,375)	(1,982,542)
Other comprehensive income	967	8,462
Piedmont stockholders' equity	1,817,248	1,710,368
Non-controlling interest	1,726	1,772
Total stockholders' equity	1,818,974	1,712,140
Total liabilities and stockholders' equity	$3,516,757	$3,592,429

Number of shares of common stock outstanding as of end of period	125,783	126,219

Piedmont Office Realty Trust, Inc.
Consolidated Statements of Income
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Revenues:
Rental and tenant reimbursement revenue	$129,692	$131,919	$511,905	$504,410
Property management fee revenue	579	391	3,398	1,450
Other property related income	3,882	4,875	17,875	20,107
Total revenues	134,153	137,185	533,178	525,967
Expenses:
Property operating costs	52,582	55,163	211,380	209,338
Depreciation	26,011	26,844	106,015	107,956
Amortization	21,000	16,477	76,666	63,295
Impairment loss on real estate assets	7,000	—	8,953	—
General and administrative	8,159	8,226	37,895	29,713
Total operating expenses	114,752	106,710	440,909	410,302
Other income (expense):
Interest expense	(14,844)	(15,729)	(61,594)	(61,023)
Other income	279	158	1,571	1,638
Loss on extinguishment of debt	—	—	—	(1,680)
Gain on sale of real estate assets	157,640	30,505	197,010	75,691
Total other income	143,075	14,934	136,987	14,626
Net income	162,476	45,409	229,256	130,291
Plus: Net loss applicable to noncontrolling interest	2	1	5	5
Net income applicable to Piedmont	$162,478	$45,410	$229,261	$130,296
Weighted average common shares outstanding - diluted	126,359	128,811	126,182	130,636
Net income per share applicable to common stockholders - diluted	$1.29	$0.35	$1.82	$1.00

Piedmont Office Realty Trust, Inc.
Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations
Unaudited (in thousands, except for per share data)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
GAAP net income applicable to common stock	$162,478	$45,410	$229,261	$130,296
Depreciation of real estate assets(1)	25,765	26,582	105,111	107,113
Amortization of lease-related costs	20,988	16,462	76,610	63,235
Impairment loss on real estate assets	7,000	—	8,953	—
Gain on sale of real estate assets	(157,640)	(30,505)	(197,010)	(75,691)
NAREIT Funds From Operations applicable to common stock*	58,591	57,949	222,925	224,953
Retirement and separation expenses associated with senior management transition	—	—	3,175	—
Loss on extinguishment of debt	—	—	—	1,680
Core Funds From Operations applicable to common stock*	58,591	57,949	226,100	226,633
Amortization of debt issuance costs, fair market adjustments on notes payable, and discounts on debt	527	522	2,101	2,083
Depreciation of non real estate assets	238	255	872	813
Straight-line effects of lease revenue	(2,974)	(2,491)	(10,411)	(13,980)
Stock-based compensation adjustments	3,081	3,066	5,030	7,528
Net effect of amortization of above/below-market in-place lease intangibles	(2,314)	(1,979)	(8,323)	(7,615)
Non-incremental capital expenditures(2)	(22,243)	(16,597)	(49,653)	(44,004)
Adjusted funds from operations applicable to common stock*	$34,906	$40,725	$165,716	$171,458
Weighted average common shares outstanding - diluted	126,359	128,811	126,182	130,636
Funds from operations per share (diluted)	$0.46	$0.45	$1.77	$1.72
Core funds from operations per share (diluted)	$0.46	$0.45	$1.79	$1.73

(1) Excludes depreciation of non real estate assets.
(2) Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets' income generating capacity. Tenant improvements, leasing commissions, building capital and deferred lease incentives incurred to lease space that was vacant at acquisition, leasing costs for spaces vacant for greater than one year, leasing costs for spaces at newly acquired properties for which in-place leases expire shortly after acquisition, improvements associated with the expansion of a building and renovations that change the underlying classification of a building are excluded from this measure.

*Definitions:

Funds From Operations ("FFO"): The Company calculates FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment losses, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. These adjustments can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that FFO is helpful to investors as a supplemental performance measure because it excludes the effects of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. The Company also believes that FFO can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations ("Core FFO"): The Company calculates Core FFO by starting with FFO, as defined by NAREIT, and adjusting for gains or losses on the extinguishment of swaps and/or debt, acquisition-related expenses (that are not capitalized) and any significant non-recurring items. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to the Company’s core business operations. As a result, the Company believes that Core FFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential. Other REITs may not define Core FFO in the same manner as the Company; therefore, the Company’s computation of Core FFO may not be comparable to that of other REITs.

Adjusted Funds From Operations ("AFFO"): The Company calculates AFFO by starting with Core FFO and adjusting for non-incremental capital expenditures and acquisition-related costs (that are not capitalized) and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that AFFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments. Other REITs may not define AFFO in the same manner as the Company; therefore, the Company’s computation of AFFO may not be comparable to that of other REITs.

Piedmont Office Realty Trust, Inc.
EBITDAre, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Three Months Ended		Three Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018

Net income applicable to Piedmont	$162,478	$45,410	$162,478	$45,410
Net loss applicable to noncontrolling interest	(2)	(1)	(2)	(1)
Interest expense	14,844	15,729	14,844	15,729
Depreciation	26,003	26,837	26,003	26,837
Amortization	20,988	16,462	20,988	16,462
Impairment loss on real estate assets	7,000	—	7,000	—
Gain on sale of real estate assets	(157,640)	(30,505)	(157,640)	(30,505)
EBITDAre*	73,671	73,932	73,671	73,932
General & administrative expenses	8,159	8,226	8,159	8,226
Management fee revenue	(292)	(181)	(292)	(181)
Other (income)\expense	(64)	57	(64)	57
Straight line effects of lease revenue	(2,974)	(2,491)
Amortization of lease-related intangibles	(2,314)	(1,979)
Property NOI*	76,186	77,564	81,474	82,034
Net operating income from:
Acquisitions	(7,357)	(1,675)	(9,150)	(2,011)
Dispositions	(1,930)	(14,098)	(1,942)	(13,082)
Other investments(1)	(23)	(8)	17	(25)
Same Store NOI *	$66,876	$61,783	$70,399	$66,916
Change period over period in Same Store NOI	8.2%	N/A	5.2%	N/A

Piedmont Office Realty Trust, Inc.
EBITDAre, Core EBITDA, Property Net Operating Income (Cash and Accrual), Same Store Net Operating Income (Cash and Accrual)
Unaudited (in thousands)

	Cash Basis		Accrual Basis
	Year Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018

Net income applicable to Piedmont	$229,261	$130,296	$229,261	$130,296
Net loss applicable to noncontrolling interest	(5)	(5)	(5)	(5)
Interest expense	61,594	61,023	61,594	61,023
Depreciation	105,985	107,927	105,985	107,927
Amortization	76,610	63,235	76,610	63,235
Impairment loss on real estate assets	8,953	—	8,953	—
Gain on sale of real estate assets	(197,010)	(75,691)	(197,010)	(75,691)
EBITDAre*	285,388	286,785	285,388	286,785
Loss on extinguishment of debt	—	1,680	—	1,680
Retirement and separation expenses associated with senior management transition	3,175	—	3,175	—
Core EBITDA*	288,563	288,465	288,563	288,465
General & administrative expenses	34,720	29,713	34,720	29,713
Management fee revenue	(2,518)	(712)	(2,518)	(712)
Other income	(228)	(418)	(228)	(418)
Straight line effects of lease revenue	(10,411)	(13,980)
Amortization of lease-related intangibles	(8,323)	(7,615)
Property NOI*	301,803	295,453	320,537	317,048
Net operating income from:
Acquisitions	(19,968)	(2,713)	(24,124)	(3,663)
Dispositions	(26,507)	(50,794)	(25,325)	(48,678)
Other investments(1)	(1,204)	(1,465)	(1,142)	(1,317)
Same Store NOI *	$254,124	$240,481	$269,946	$263,390
Change period over period in Same Store NOI	5.7%	N/A	2.5%	N/A

(1)Other investments consist of our investments in active redevelopment and development projects, land, and recently completed redevelopment and development projects for which some portion of operating expenses were capitalized during the current or prior reporting periods. The operating results from Two Pierce Place in Itasca, IL are included in this line item.

*Definitions:

EBITDAre: The Company calculates EBITDAre in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines EBITDAre as net income (computed in accordance with GAAP) adjusted for gains or losses from sales of property, impairment losses, depreciation on real estate assets, amortization on real estate assets, interest expense and taxes, along with the same adjustments for unconsolidated partnerships and joint ventures. Some of the adjustments mentioned can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. EBITDAre is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that EBITDAre is helpful to investors as a supplemental performance measure because it provides a metric for understanding the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization) and capitalization and capital structure expenses (such as interest expense and taxes). The Company also believes that EBITDAre can help facilitate comparisons of operating performance between periods and with other REITs. However, other REITs may not define EBITDAre in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than the Company; therefore, the Company’s computation of EBITDAre may not be comparable to that of such other REITs.

Core EBITDA: The Company calculates Core EBITDA as net income (computed in accordance with GAAP) before interest, taxes, depreciation and amortization and incrementally removing any impairment losses, gains or losses from sales of property and other significant infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Core EBITDA is helpful to investors as a supplemental performance measure because it provides a metric for understanding the performance of the Company’s results from ongoing operations without taking into account the effects of non-cash expenses (such as depreciation and amortization), as well as items that are not part of normal day-to-day operations of the Company’s business. Other REITs may not define Core EBITDA in the same manner as the Company; therefore, the Company’s computation of Core EBITDA may not be comparable to that of other REITs.

Property Net Operating Income ("Property NOI"): The Company calculates Property NOI by starting with Core EBITDA and adjusting for general and administrative expense, income associated with property management performed by Piedmont for other organizations and other income or expense items for the Company, such as interest income from loan investments or costs from the pursuit of non-consummated transactions. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Property NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Property NOI is helpful to investors as a supplemental comparative performance measure of income generated by its properties alone without the administrative overhead of the Company. Other REITs may not define Property NOI in the same manner as the Company; therefore, the Company’s computation of Property NOI may not be comparable to that of other REITs.

Same Store Net Operating Income ("Same Store NOI"): The Company calculates Same Store NOI as Property NOI attributable to the properties for which the following criteria were met during the entire span of the current and prior year reporting periods: (i) they were owned, (ii) they were not under development / redevelopment, and (iii) none of the operating expenses for which were capitalized. Same Store NOI also excludes amounts attributable to land assets. The Company may present this measure on an accrual basis or a cash basis. When presented on a cash basis, the effects of straight lined rents and fair value lease revenue are also eliminated. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of the Company’s operating performance. The Company believes that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other REITs may not define Same Store NOI in the same manner as the Company; therefore, the Company’s computation of Same Store NOI may not be comparable to that of other REITs.